EXHIBIT 10.4


From:     Mark A. Smith
Sent:     Monday, April 07, 2003 3:05 PM
To:       Mark A. Smith; dmitchell at biontech.com
Cc:       Brightcap
Subject:  resignation/termination and amendment of agreements (with changes)


The outline below contains the changes that have been discussed. Please confirm the following (as we are preparing Form 8k filing):
1 - your resignation was effective as to all positions with Bion and its subsidiaries;
2 - all agreements (except as specified herein) between D2 and Bion (including those also involving 3rd parties) terminated effective upon your resignation (including without limitation management agreement (as amended), voting agreement, and shareholder agreement);
3 - you, in conjunction with Mr. Zizza, will provide Bion/Cptx with cubicle office space, file and storage space and use of the conference room at their prior corporate headquarters at 18 E. 50th St., 10th floor, NYC, at no cost to Bion/Cptx thru the end of the amended lease term (currently 12/31/03);
4 - the D2 Deferred Comp Trust shall remain in existence until mutually agreed otherwise and the 'payable' balance of $450,000 owed by Bion to the Trust shall be converted into Bion common stock upon the earlier of: a) a $5,000,000 (or greater) equity financing(s) by Bion, in which case it shall be converted at the equity price of such financing (or, in the event that the $5,000,000 was reached in a series of more than one financing, the price of the equity financing which pushed the aggregate total of the financings above $5,000,000), or b) March 31, 2005 (at the then market price of Bion's common stock, unless agreed otherwise in writing).


Yours,

Mark A. Smith, President
Bion Environmental Technologies, Inc. (Bion) and Centerpoint Corporation (Cptx)


/s/ David Mitchell
    April 7, 2003